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H.J. GRUY AND ASSOCIATES, INC. 333 Clay Street, Suite 3850, Houston, Texas 77002 • TEL. (713) 739-1000 • FAX (713) 739-6112

EXHIBIT 23.2

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our reports, or information contained therein, dated January 31, 2003, February 17, 2004, and August 27, 2004, prepared for Whittier Energy Corporation in Amendment No. 1 to the Registration Statement on Form SB-2 of Whittier Energy Corporation for the filing dated on or about November 19, 2004.

H.J. GRUY AND ASSOCIATES, INC.
	by:	/s/ Sylvia Castilleja
Sylvia Castilleja, P.E. Senior Vice President
November 19, 2004 Houston, Texas

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  EXHIBIT 23.2